Exhibit 99.1

Dorian LPG Responds to BW's Withdrawal of Proposal to Acquire Dorian

STAMFORD, Conn., Oct. 8, 2018 /PRNewswire/ -- Dorian LPG (NYSE: LPG) today sent the following letter to Andreas Sohmen-Pao, Chairman of the Board of Directors of BW LPG, responding to BW's withdrawal of its proposal to acquire Dorian:

October 8, 2018

Mr. Andreas Sohmen-Pao
Chairman of the Board of Directors
BW LPG Limited
10 Pasir Panjang Road
# 17-02 Mapletree Business City
Singapore 117438

Dear Andreas,

Thank you for sending us your letter, dated today, withdrawing your proposal and the slate of directors you nominated in support of that proposal.

As you know, but failed to note in your letter, we extensively engaged with your team over the past few months. In addition to our initial meeting and your presentation to our Board, two weeks ago we had a meeting that lasted multiple hours (with your and our advisors) where we extensively commented on your proposal and indicated the valuation parameters implied by a fair assessment of both companies. In particular, your proposal:

•	Undervalued our company on a relative Net Asset Value basis as your calculations overvalue your older, less fuel-efficient vessels and undervalue our young, fuel-efficient vessels

•	Unlike precedent transactions, did not provide a premium to NAV

•	Significantly increased risk though high leverage

•	Was highly dilutive to cash flow

•	Imposed the burden of BW's IMO 2020 compliance and BWTS capital expenditures on Dorian LPG shareholders

To explore the full range of value-creating opportunities available to Dorian LPG, we asked several times if you could improve your proposal, and left the door open to further discussion and a response to the issues that we outlined in our latest meeting. Instead, you have refused to consider improving your proposal and, most recently, have withdrawn your proposal.

Dorian LPG's Board, whose members beneficially own more than 25% of Dorian LPG's stock, and Dorian LPG's management are singularly focused on maximizing value for our shareholders.

Sincerely,

John Hadjipateras
 Chairman, President and Chief Executive Officer

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG's fleet currently consists of twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Dorian has retained Evercore as its financial advisor and Wachtell, Lipton, Rosen & Katz and Seward & Kissel LLP as legal advisors.

Additional Information and Where to Find It

Dorian LPG intends to file with the SEC a proxy statement in connection with the 2018 Annual Meeting with an associated BLUE proxy card. The definitive proxy statement will be mailed to Dorian shareholders. INVESTORS AND SECURITY HOLDERS OF DORIAN ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC's website at www.sec.gov.

Certain Information Concerning Potential Participants

Dorian, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. Detailed information regarding the identity of potential participants, and their respective interests in Dorian by security holdings or otherwise, will be set forth in the definitive proxy statement for the 2018 Annual Meeting. Additional information can be found in Dorian' most recent annual report on Form 10-K. These documents may be obtained for free at the SEC's website at www.sec.gov or by calling Dorian' proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-(888) 750-5834.

Forward-looking Statements

This press release contains "forward-looking statements."  Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements.  These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 10-K, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

For further information:

Dorian LPG Ltd
Ted Young
Chief Financial Officer (203) 674-9900
IR@dorianlpg.com

Kekst
Ruth Pachman or Mark Semer
(212) 521-4800
ruth.pachman@kekst.com or mark.semer@kekst.com